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                                           Rule 424(b)(3)
                                           Registration Statement No. 333-92258
                                           CUSIP # 12560PCK5

PRICING SUPPLEMENT NO. 1
Dated August 27, 2002 to
Prospectus, dated July 26, 2002 and
Prospectus Supplement, dated July 26, 2002.

                                 CIT GROUP INC.
                        MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

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
(X) Senior Note                  ( ) Senior Subordinated Note

PRINCIPAL AMOUNT:                U.S. $700,000,000.

PROCEEDS TO CORPORATION:         99.92577% or $699,480,390.00.

AGENT'S COMMISSION:              0.07423% or $519,610.00.

ISSUE PRICE:                     $700,000,000.

ORIGINAL ISSUE DATE:             August 30, 2002.

MATURITY DATE:                   March 1, 2004, provided that if such day is not a Business
                                 Day, the payment of principal and interest may be made on
                                 the next succeeding Business Day, and no interest on such
                                 payment will accrue for the period from and after the
                                 Maturity Date.

INTEREST RATE BASIS:             Floating Rate; LIBOR.

INDEX MATURITY:                  Three month.

SPREAD:                          +150 basis points (1.50%).

INTEREST RATE CALCULATION:       LIBOR Telerate determined on the Interest Determination Date plus the Spread.

INITIAL INTEREST RATE:           LIBOR Telerate determined two London Business Days prior to the Original Issue Date plus the Spread.

SPECIFIED CURRENCY:              U.S. Dollars

                                 It is expected that the Notes will be ready for delivery in book-entry form on or about August 30, 2002.
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
       LEHMAN BROTHERS                JPMORGAN            BARCLAYS CAPITAL
BANC ONE CAPITAL MARKETS, INC.      BNP PARIBAS       DEUTSCHE BANC ALEX. BROWN
                                SALOMON SMITH BARNEY
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
FORM:                         Global Note.

INTEREST RESET DATES:         Quarterly on December 2, 2002, March 1, 2003, June 1, 2003,
                              September 1, 2003 and December 1, 2003 commencing December
                              2, 2002, provided that if any Interest Reset Date would
                              otherwise fall on a day that is not a Business Day, then the
                              Interest Reset Date will be the first following day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Reset Date
                              will be the immediately preceding Business Day.

INTEREST PAYMENT DATES:       Quarterly on December 2, 2002, March 1, 2003, June 1, 2003,
                              September 1, 2003 and December 1, 2003 commencing December
                              2, 2002, provided that if any such day is not a Business
                              Day, the Interest Payment Date will be the next succeeding
                              Business Day, except that if such Business Day is in the
                              next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day, and no
                              interest on such payment will accrue for the period from and after the Maturity Date.

ACCRUAL OF INTEREST:          Accrued interest will be computed by adding the Interest
                              Factors calculated for each day from the Original Issue Date or from the last date to which interest has been paid or
                              duly provided for up to but not including the day for which accrued interest is being calculated. The 'Interest Factor'
                              for any Note for each such day will be computed by
                              multiplying the face amount of the Note by the interest rate applicable to such day and dividing the product thereof by
                              360.

                              Interest payments will include the amount of interest
                              accrued from and including the most recent Interest Payment
                              Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable
                              Interest Payment Date.

INTEREST DETERMINATION DATE:  Two London Business Days prior to each Interest Reset Date.

CALCULATION DATE:             The earlier of (i) the fifth Business Day after each
                              Interest Determination Date, or (ii) the Business Day
                              immediately preceding the applicable Interest Payment Date.

MAXIMUM INTEREST RATE:        Maximum rate permitted by New York law.

MINIMUM INTEREST RATE:        0.0%.

EXCHANGE LISTING:             None

OTHER PROVISIONS:             'LIBOR Telerate' means the rate for deposits in U.S. dollars having the Index Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m.,
                              London time, on the applicable Interest Determination Date.

                              'Telerate Page 3750' means the display page designated as
                              page 3750 on the Moneyline Telerate service (or any successor service, or such other page as may replace page 3750 on that service or any successor service for the purpose of displaying
                              London interbank offered rates).

                              'Business Day' means any day, other than a Saturday or
                              Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York, which
                              day is also a day on which dealings in deposits in U.S.
                              dollars are transacted in the London interbank market.
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
                              'London Business Day' means any day on which deposits in
                              U.S. dollars are transacted in the London interbank market.

TRUSTEE, REGISTRAR,           Bank One Trust Company, N.A. (successor in interest to The
AUTHENTICATING AND PAYING     First National Bank of Chicago), under Indenture, dated as
AGENT:                        of September 24, 1998, between the Trustee and The CIT
                              Group, Inc., a Delaware corporation ('CIT Delaware') as
                              supplemented by the First Supplemental Indenture, dated as of May 9, 2001, among CIT Delaware, the Trustee and Bank One
                              NA, London Branch, as London Paying Agent and London
                              Calculation Agent, as further supplemented by the Second
                              Supplemental Indenture, dated as of June 1, 2001, among The
                              CIT Group, Inc., a Nevada corporation and successor to CIT
                              Delaware ('CIT Nevada'), CIT Holdings (NV) Inc. and the
                              Trustee, the Third Supplemental Indenture, dated as of
                              February 14, 2002, between CIT Group Inc., a Nevada
                              corporation (formerly known as The CIT Group, Inc.), and
                              the Trustee and the Fourth Supplemental Indenture, dated
                              as of July 2, 2002, between CIT Group Inc., a
                              Delaware corporation and successor to CIT Nevada (the
                              'Company') and the Trustee.
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AGENTS:

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
                                                               PRINCIPAL
                           AGENT                                 AMOUNT
                           -----                                 ------
Lehman Brothers Inc. .......................................  $522,000,000
J.P. Morgan Securities Inc. ................................    60,000,000
Barclays Capital Inc. ......................................    29,000,000
Banc One Capital Markets, Inc. .............................    25,000,000
BNP Paribas Securities Corp. ...............................    25,000,000
Deutsche Banc Alex. Brown Inc. .............................    25,000,000
Salomon Smith Barney Inc. ..................................    14,000,000
                                                              ------------
    Total...................................................  $700,000,000
                                                              ------------
                                                              ------------
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